EXHIBIT 13





                                 March 14, 1997



Board of Trustees
The Highland Family of Funds
Two Portland Square
Portland, Maine  04101

Ladies and Gentlemen:

         In connection with my purchase of 10,000 shares of the Highland Growth Fund, a separate series of The Highland Family of Funds (the "Seed Capital Shares"), and for the consideration of cash of $10.00 per share, this letter will confirm that I am purchasing the Seed Capital Shares for my own account for investment purposes only and not with a view to reselling or otherwise distributing those shares.

         I agree and hereby undertake that, in the event any of the Seed Capital Shares are redeemed during the period of amortization of the Highland Growth Fund's organizational expenses, the redemption proceeds will be reduced by any unamortized organizational expenses in the same proportion as the number of Seed Capital Shares being redeemed bears to the number of Seed Capital Shares outstanding at the time of redemption.

                                                Sincerely,

                                                Robert Lamb III

                                                Robert Lamb III